Exhibit 99.1

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Claudia Rapkoch 406-497-2841 claudia.rapkoch@northwestern.com	Dan Rausch 605-978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS

Company Sees Improving Income from Continuing Operations and Net Income

Provides Guidance for 2006

Increases Quarterly Dividend to 31 Cents Per Share

Announces a Share Repurchase Program of Up To $75 Million

SIOUX FALLS, S.D. – Nov. 9, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported consolidated income from continuing operations of $9.3 million or 26 cents per share for the three months ended Sept. 30, 2005, compared with a consolidated loss from continuing operations of $25.2 million in the same period in 2004.

NorthWestern reported consolidated net income of $8.8 million or 25 cents per share in the third quarter of 2005, compared with a consolidated net loss of $29.6 million in the same period of 2004.  Results in the third quarter of 2005 included increased gross margin, a decrease in reorganization expenses, and a decrease in interest expense from the third quarter of 2004.  Third quarter 2005 results also included a gain of approximately $4.7 million on the sale of sulfur dioxide emission allowances.  Results in the third quarter of 2004 included losses on an after-tax basis on discontinued operations of $4.4 million.

“Our third quarter results reflect the successful restructuring of NorthWestern across all core areas of the business. The highlights of NorthWestern’s progress include stronger earnings and cash flow, continued debt repayment, a strengthened balance sheet, and improving operating results,” said Michael J. Hanson, President and Chief Executive Officer of NorthWestern. “We have had solid financial performance and are ahead of schedule on our targets for repaying debt.  As a result, the company is performing at a level that allows us to create long-term value for shareholders and customers.  Because of the strong cash flows, our Board of Directors has authorized a dividend increase and a share repurchase program of up to $75 million.”

Consolidated income from continuing operations for the nine months ended Sept. 30, 2005, was $34.1 million or 96 cents per share, compared with a loss of $27.4 million in the same period in 2004.  For the nine months ended Sept. 30, 2005, NorthWestern reported consolidated net income of $23.8 million or 67 cents per share, an improvement of $41.2 million over the $17.4 million net loss reported in the nine months ended Sept. 30, 2004.  This improvement was primarily related to higher margins and decreased operating and interest expenses, offset by an increase in income taxes and a $10.2 million loss on discontinued operations related primarily to Netexit settlements reached during the second quarter of 2005.

– More –

Consolidated revenues for the three months ended Sept. 30, 2005, were $239.1 million, an increase of 4.2 percent, compared with $229.4 million reported in the same period in 2004.  The increase is due primarily to an increase in supply costs and increased sales volumes in the regulated electric business primarily driven by warmer weather in the current period as compared to the prior period.

For the first nine months of 2005, revenues were $823.6 million, an increase of 9.4 percent, compared with $752.9 million in the same period in 2004.  The increase was due primarily to increased volumes and higher supply costs, offset by a decrease in wholesale revenues due to warmer weather.

Consolidated gross margin in the third quarter of 2005 was $121.3 million, a 7.5 percent increase, compared with $112.8 million in the same period in 2004.  Margin in the regulated electric segment increased $6.3 million due to higher volume sales primarily as a result of the warmer weather in our service territories in the current period as compared to the prior period.  Margin in the regulated gas segment increased $2.2 million primarily due to the slightly higher transportation revenue and the write off of $1.6 million during the third quarter of 2004 related to a fixed price sales contract.  Margins in the unregulated electric and unregulated natural gas segments were comparable to the same period in 2004.

For the first nine months of 2005, consolidated gross margin was $384.2 million, an increase of 10.1 percent, compared with gross margin of $348.8 million in the same period in 2004.

Results from Regulated Operations

NorthWestern’s regulated electric operations reported revenues of $165.3 million in the third quarter of 2005, up 10.2 percent, compared with $150.3 million in the same quarter in 2004. This increase was due to higher supply costs and higher sales volumes primarily driven by the warmer weather in our service territories compared to the prior period.

For the first nine months of 2005, NorthWestern’s regulated electric operations reported revenues of $464.4 million, up 9.2 percent, compared with $425.4 million in the first nine months of 2004.

Regulated electric gross margin for the three months ended Sept. 30, 2005, was $83.0 million, up 8.2 percent, compared with $76.7 million in the same period in 2004.  The increase was primarily due to $5.3 million in higher volume sales to transmission and distribution customers due to warmer weather in our service territories.  In addition, the margin increase related to wholesale higher average prices was largely offset by a decrease in wholesale volumes sold in the secondary markets.

For the first nine months of 2005, gross margin from regulated electric utility operations was $241.3 million, up 8.1 percent, compared with $223.2 million in the same period in 2004.

Regulated retail electric volumes for the third quarter of 2005 totaled 2,532,068 megawatt hours, up 7.1 percent, compared with 2,364,328 megawatt hours in the same period in 2004 due primarily to the warmer weather in our service territories.  Wholesale electric volumes were 57,579 megawatt hours in the third quarter of 2005, down 36.3 percent, compared with 91,043 megawatt hours in the same period in 2004.  The decrease resulted from increased retail demand due to warmer weather and lower generation plant availability due to scheduled maintenance.

For the first nine months of 2005, regulated retail electric volumes totaled 7,191,335 megawatt hours, up 4.4 percent, compared with 6,886,776 megawatt hours in the same period in 2004.  Regulated wholesale electric volumes for the first nine months of 2005 were 170,992 megawatt hours, down 44.7 percent, compared with 309,365 megawatt hours in the same period in 2004.

Regulated natural gas revenues were $33.3 million in the third quarter of 2005, down 16.5 percent, compared with $39.9 million in the third quarter of 2004.  The $6.6 million decrease in revenues in the third quarter of 2005 was due primarily to an $8.5 million decrease in wholesale revenue due to reduced sales of excess purchased gas in the secondary markets.

For the nine months ended Sept. 30, 2005, regulated natural gas revenues totaled $237.4 million, a 10.8 percent increase, compared with $214.3 million in the same period in 2004.

Regulated natural gas gross margin was $17.3 million in the third quarter of 2005, compared with $15.1 million in the same period in 2004.  The increase in the 2005 period was primarily due to slightly higher transportation revenue and the write off of $1.6 million during the third quarter of 2004 related to a fixed price sales contract.

For the first nine months of 2005, regulated natural gas gross margin was $84.5 million, an increase of 15.0 percent, compared with $73.5 million in the same period in 2004.

Regulated retail natural gas volumes were 2,251,246 MMbtu (million British Thermal Units) for the third quarter of 2005, down 4.0 percent, compared with 2,343,984 MMbtu from the same period in 2004.  The decrease in volumes in the third quarter of 2005 was primarily due to warmer weather and customer conservation efforts in the current period as compared to the prior period in all regulated markets.

For the first nine months of 2005, regulated retail gas volumes were 20,021,412 MMbtu, which was relatively flat as compared with 20,054,664 MMbtu in the same period in 2004.

Results from Unregulated Operations

Unregulated electric revenues were $26.8 million in the third quarter of 2005, down 4.3 percent, compared with $28.0 million in the third quarter of 2004.  This decrease is due to a combination of factors, including less favorable pricing under existing agreements offset by increased market prices for additional volumes generated as compared to the third quarter of 2004.

For the nine months ended Sept. 30, 2005, unregulated electric revenue was $72.7 million, up 15.6 percent, compared with $62.9 million in the same period of 2004.

Gross margin from unregulated electric operations was $17.9 million in the third quarter of 2005, compared with $17.9 million in the third quarter of 2004.

For the first nine months of 2005, gross margin from unregulated electric operations was $50.8 million, up 15.5 percent, compared with $44.0 million in the same period in 2004.

Unregulated electric volumes were 436,931 megawatt hours in the third quarter of 2005, up 10.6 percent, compared with 395,183 megawatt hours in the same period in 2004.  The 2005 increase in volumes was due primarily to generation plant availability with less down time for scheduled maintenance.

For the first nine months of 2005, unregulated electric volumes were 1,403,337 megawatt hours, up 25.2 percent, compared with 1,121,189 megawatt hours in the same period in 2004.

Unregulated natural gas revenues were $30.2 million in the third quarter of 2005, compared with $28.7 million in the same period in 2004.  Unregulated natural gas revenue increased during the third quarter of 2005 due primarily to an increase in average price and volumes.

For the first nine months of 2005, unregulated natural gas revenues were $113.3 million, up 17.2 percent, compared with $96.7 million in the same period in 2004.

Unregulated natural gas gross margin for the third quarter of 2005 remained flat at $3.3 million, as compared with $3.3 million in the third quarter of 2004.

For the first nine months of 2005, gross margin from unregulated natural gas operations was $8.5 million, compared with $8.9 million for the same period of 2004.

Unregulated wholesale natural gas volumes were 4,244,035 MMbtu in the third quarter of 2005, a 2.5% increase as compared with 4,141,364 MMbtu during the same period in 2004.  The increase in volumes in the third quarter of 2005 was due primarily to sales to ethanol facilities in South Dakota.

For the first nine months of 2005, unregulated wholesale natural gas volumes totaled 15,557,089 MMbtu, up 6.2 percent, compared with 14,644,612 MMbtu in the same period in 2004.

Liquidity and Capital Resources

As of Sept. 30, 2005, cash and cash equivalents were $20.3 million, compared with $17.1 million at Dec. 31, 2004, and $41.2 million as of Sept. 30, 2004.  Cash provided by continuing operations totaled $146.4 million during the nine months ended Sept. 30, 2005, compared with $155.0 million during the nine months ended Sept. 30, 2004.  Included in this was a cash use of approximately $31 million in 2005 and approximately $10 million in 2004 for pension plan contributions.  During the first nine months of 2005, NorthWestern used existing cash to fund $53.6 million in capital improvements, repay $99.8 million of debt and pay dividends on common stock of $24.6 million.

On Sept. 30, 2005, NorthWestern had drawn $75 million on its $200 million unsecured revolving credit facility and had issued letters of credit of approximately $41 million against the facility.  The Company’s liquidity at Sept. 30, 2005, was $104 million, including the Company’s unrestricted cash balance of $20.3 million.

“These results are proof that the Company’s strategy is achieving the desired results and setting a strong foundation for continued value creation,” said Brian B. Bird, Vice President and Chief Financial Officer.  “Additionally, we have paid down approximately $62 million in long-term debt during the quarter, and since emergence to Nov. 1, 2005, we have reduced debt by approximately $187 million, substantially reducing our borrowing costs and improving our credit profile.”

2005 and 2006 Earnings Guidance Provided

NorthWestern reaffirmed its estimates for 2005 basic earnings of between $1.30 to $1.45 per share from continuing operations and expects to be on the higher end of that range.

In addition, NorthWestern is providing an estimate for 2006 basic earnings of between $1.70 and $1.90 per share from continuing operations.

The guidance assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential impact from unforeseen litigation related expenses and gains or losses from previously announced asset sales.  The earnings guidance provided above does not take into consideration the share repurchase program.

Board Declared Quarterly Dividend of 31 Cents Per Share

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 31 cents, an increase of 6 cents per share, payable on Dec. 31, 2005, to common shareholders of record as of Dec. 15, 2005.

Share Repurchase Program

The Company announced today that its Board of Directors authorized a share repurchase program permitting the Company to acquire up to $75 million of its common stock.  Based on the stock price as of Nov. 8, 2005, that represents up to approximately 7 percent of the outstanding shares. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion. The actual number and timing of share repurchases will be subject to market conditions, restrictions relating to price, volume and timing and applicable Securities and Exchange Commission rules.

Material Weakness Remediated

During the quarter, NorthWestern made various improvements in internal controls which it believes has remediated the material weakness in internal control over financial reporting that was previously reported in its Annual Report on Form 10-K/A.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call tomorrow (Thursday, Nov. 10, 2005) at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the quarter ended Sept. 30, 2005.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on Nov. 10, 2005, through Dec. 10, 2005, at 800-475-6701, access code 800177.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to

•       our ability to maintain normal terms with vendors and service providers;

•       our ability to fund and execute our business plan;

•   our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission (SEC);

•       unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•       unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•       adverse changes in general economic and competitive conditions in our service territories; and

•       potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition;

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries. “Predecessor Company” refers to us prior to emergence from bankruptcy (operations prior to October 31, 2004). “Successor Company” refers to us after emergence from bankruptcy (operations after November 1, 2004).

# # #

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	Successor Company
	Sep. 30, 2005	Dec. 31, 2004
ASSETS
Current Assets	$279,560	$350,946
Property, Plant and Equipment, Net	1,392,236	1,379,060
Goodwill	435,076	435,076
Regulatory Assets	219,044	224,192
Other Noncurrent Assets	34,445	24,242
Total assets	$2,360,361	$2,413,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$288,644	$328,068
Long-term Debt	730,839	763,566
Noncurrent Regulatory Liabilities	168,290	160,750
Other Noncurrent Liabilities	457,617	451,797
Total liabilities	1,645,390	1,704,181

Total shareholders’ equity	714,971	709,335
Total liabilities and shareholders’ equity	$2,360,361	$2,413,516

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Operating Revenues	$239,123	$229,430	$823,603	$752,884
Cost of Sales	117,823	116,665	439,388	404,077
Gross Margin	121,300	112,765	384,215	348,807

Operating Expenses
Operating, general and administrative	59,311	53,391	172,778	163,606
Property and other taxes	18,395	16,794	54,022	51,601
Depreciation	18,424	18,193	55,988	54,611
Reorganization Items	2,901	29,361	7,021	43,821
Total Operating Expenses	99,031	117,739	289,809	313,639

Operating Income	22,269	(4,974)	94,406	35,168

Interest Expense	(14,924)	(21,551)	(47,024)	(65,455)
Loss on Debt Extinguishment	0	0	(548)	0
Investment Income and Other	5,365	1,280	7,562	2,484
Income from Continuing Operations Before Income Taxes	12,710	(25,245)	54,396	(27,803)
(Provision) Benefit for Income Taxes	(3,411)	95	(20,330)	366
Income from Continuing Operations	9,299	(25,150)	34,066	(27,437)
Discontinued Operations, Net of Taxes	(463)	(4,417)	(10,243)	10,051
Net Income	$8,836	$(29,567)	$23,823	$(17,386)

Average Common Shares Outstanding	35,643		35,620

Basic Earnings per Average Common Share
Continuing operations	$0.26		$0.96
Discontinued operations	(0.01)		(0.29)
Basic	$0.25		$0.67

Diluted Earnings per Average Common Share
Continuing operations	$0.25		$0.95
Discontinued operations	(0.01)		(0.29)
Diluted	$0.24		$0.66

Dividends Declared per Average Common Share	$0.25		$0.69

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company
	Nine Month Period Ended September 30,
	2005	2004

Operating Activities
Net Income	$23,823	$(17,386)
Noncash Items	85,726	74,318
Changes in operating assets and liabilities	36,857	98,050
Cash Flows Provided by Continuing Operations	146,406	154,982

Cash Flows Used in Investing Activities	(46,406)	(118,881)

Cash Flows Used in Financing Activities	(117,881)	(9,955)

Change in net assets of discontinued operations	21,091	(159)

Increase in Cash and Cash Equivalents	3,210	25,987
Cash and Cash Equivalents, beginning of period	17,058	15,183
Cash and Cash Equivalents, end of period	$20,268	$41,170

NORTHWESTERN CORPORATION

REGULATED UTILITY SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC UTILITY SEGMENT

	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Electric supply revenue	$76.1	$67.2	$8.9	13.2%	$212.4	$182.4	$30.0	16.4%
Transmission and distribution revenue	74.3	69.0	5.3	7.7%	210.9	199.6	11.3	5.7%
Rate schedule revenue	150.4	136.2	14.2	10.4%	423.3	382.0	41.3	10.8%
Transmission	10.3	9.5	0.8	8.4%	28.8	29.2	(0.4)	(1.4)%
Wholesale	2.8	2.6	0.2	7.7%	6.9	9.2	(2.3)	(25.0)%
Miscellaneous	1.8	1.7	0.1	5.9%	5.4	5.0	0.4	8.0%
Total Revenues	165.3	150.0	15.3	10.2%	464.4	425.4	39.0	9.2%

Supply costs	76.4	68.4	8.0	11.7%	208.0	189.5	18.5	9.8%
Other cost of sales	5.9	4.9	1.0	20.4%	15.1	12.7	2.4	18.9%
Total Cost of Sales	82.3	73.3	9.0	12.3%	223.1	202.2	20.9	10.3%

Gross Margin	$83.0	$76.7	$6.3	8.2%	$241.3	$223.2	$18.1	8.1%
% Gross Margin/Revenue	50.2%	51.1%			52.0%	52.5%

REGULATED NATURAL GAS UTILITY SEGMENT

	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Gas supply revenue	$15.7	$14.4	$1.3	9.0%	$138.7	$113.5	$25.2	22.2%
Transmission, distribution and storage revenue	12.5	12.2	0.3	2.5%	65.9	65.4	0.5	.8%
Rate schedule revenue	28.2	26.6	1.6	6.0%	204.6	178.9	25.7	14.4%
Wholesale revenue	—	8.5	(8.5)	(100.0)%	16.8	20.0	(3.2)	(16.0)%
Transportation	4.5	4.1	0.4	9.8%	13.1	12.4	0.7	5.6%
Miscellaneous	0.6	0.7	(0.1)	(14.3)%	2.9	3.0	(0.1)	(3.3)%
Total Revenues	33.3	39.9	(6.6)	(16.5)%	237.4	214.3	23.1	10.8%

Supply costs	15.8	16.0	(0.2)	(1.3)%	134.3	119.4	14.9	12.5%
Wholesale supply costs	—	8.5	(8.5)	(100.0)%	16.8	20.0	(3.2)	(16.0)%
Other cost of sales	0.2	0.3	(0.1)	(33.3)%	1.8	1.4	0.4	28.6%
Total Cost of Sales	16.0	24.8	(8.8)	(35.5)%	152.9	140.8	12.1	8.6%

Gross Margin	$17.3	$15.1	$2.2	14.6%	$84.5	$73.5	$11.0	15.0%
% Gross Margin/Revenue	52.0%	37.8%			35.6%	34.3%

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Total Revenues	$26.8	$28.0	$(1.2)	(4.3)%	$72.7	$62.9	$9.8	15.6%

Supply costs	8.2	9.5	(1.3)	(13.7)%	20.0	16.3	3.7	22.7%
Wheeling costs	0.7	0.6	0.1	16.7%	1.9	2.6	(0.7)	(26.9)%
Total Cost of Sales	8.9	10.1	(1.2)	(11.9)%	21.9	18.9	3.0	15.9%

Gross Margin	$17.9	$17.9	$—	—%	$50.8	$44.0	$6.8	15.5%
% Gross Margin/Revenue	66.8%	63.9%			69.9%	70.0%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended September 30				Nine Months Ended September 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Total Revenues	$30.2	$28.7	$1.5	5.2%	$113.3	$96.7	$16.6	17.2%

Supply Costs	26.9	25.4	$1.5	5.9%	104.8	87.8	$17.0	19.4%

Gross Margin	$3.3	$3.3	$—	—%	$8.5	$8.9	$(0.4)	(4.5)%
% Gross Margin/Revenue	10.9%	11.5%			7.5%	9.2%